Exhibit 28(j)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 22, 2024, with respect to the financial statements and financial highlights of SFT Balanced Stabilization Fund, SFT Core Bond Fund, SFT Delaware Ivysm Growth Fund, SFT Delaware Ivysm Small Cap Growth Fund, SFT Equity Stabilization Fund, SFT Government Money Market Fund, SFT Index 400 Mid-Cap Fund, SFT Index 500 Fund, SFT Real Estate Securities Fund, SFT T. Rowe Price Value Fund, and SFT Wellington Core Equity Fund, each a series of Securian Funds Trust, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.
/s/ KPMG LLP
Minneapolis, Minnesota
April 24, 2024